Exhibit 99.1

Citigroup Inc. (NYSE: C)

January 12, 2023

CITI BOARD ELECTS CASPER W. VON KOSKULL TO BOARD OF DIRECTORS

NEW YORK — Citi’s Board of Directors today announced that it has elected Casper W. von Koskull as a new independent director, with service commencing immediately. Mr. von Koskull most recently served as President and Group Chief Executive Officer of Nordea Bank Abp, one of Europe’s largest financial institutions.

Citi Chair John C. Dugan said, “We are pleased to have Casper join Citi’s Board of Directors. Having spent nearly four decades at leading financial institutions, Casper has deep financial services expertise and extensive experience leading successful businesses in Europe. With his knowledge of our industry and international operating experience, I am confident Casper will make valuable contributions as a member of the board.”

Casper W. von Koskull

Casper W. von Koskull began his career in 1984 with Citibank, working in Frankfurt, New York, London and Helsinki in the bank’s derivatives marketing and structuring, leveraged finance and Nordic corporate coverage operations. In 1994, Mr. von Koskull joined UBS AG in London as a Managing Director for Nordic Investment Banking. He joined Goldman Sachs International in 1998 as a Managing Director in Nordic M&A, eventually becoming a Partner and Head of Nordic Investment Banking. From 2010 to 2019, Mr. von Koskull held several leadership positions at Nordea Bank Abp, most recently serving as President and Group Chief Executive Officer.

Mr. von Koskull has been Chairman of Heimstaden Bostad Ab since 2020 and Fazer Ab since 2021. He has also served on the Board of Directors of Stena Ab since 2020, Ductor Oy since 2020 and Ahlström Capital Ab since 2021. In addition to his private company boards, Mr. von Koskull is Chairman of the Board of the European Business Leaders’ Convention. Mr. von Koskull was educated in Finland and has a degree in Economics from Aalto University School of Business. He also attended Harvard Business School’s Program for Management Development.

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About Citi

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in nearly 160 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

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Contacts:

Media: Kara Findlay, kara.findlay@citi.com, (212) 793-7102

Investors: Jennifer Landis, jennifer.am.landis@citi.com, (212) 793-2014